Exhibit 12

ALLETE 2008 Form 10-K

ALLETE
Computation of Ratios of Earnings to Fixed Charges (Unaudited)

For the Year Ended December 31	2008	2007	2006	2005	2004
Millions Except Ratios

Income from Continuing Operations
Before Minority Interest and Income Taxes	$126.4	$137.2	$128.2	$19.8	$57.0
Less: Minority Interest (a)	–	–	–	–	2.1
Undistributed Income from Less than 50 percent
Owned Equity Investment	3.8	3.3	2.3	–	–
	122.6	133.9	125.9	19.8	54.9
Fixed Charges
Interest on Long-Term Debt	25.9	21.2	22.2	23.1	60.3
AFUDC - Debt	1.5	2.0	0.6	0.3	0.7
Other Interest Charges (b)	0.4	1.5	2.9	1.1	6.9
Interest Component of All Rentals (c)	2.5	1.9	2.0	2.8	3.5
Total Fixed Charges	30.3	26.6	27.7	27.3	71.4
Earnings Before Income Taxes and Fixed Charges	$152.9	$160.5	$153.6	$47.1	$126.3
Ratio of Earnings to Fixed Charges	5.05	6.03	5.55	1.73	1.77

(a)	Pre-tax income of subsidiaries that have not incurred fixed charges.
(b)	Includes interest expense relating to the adoption of FIN 48 – “Accounting for Uncertainty in Income Taxes.”
(c)	Represents interest portion of rents estimated at 33 1/3 percent.